EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Interlink Computer Sciences, Inc. on Form S-8 (File No. 333-14249) of our reports dated July 21, 1997, except for Note 5, "Contingencies", for which the date is August 28, 1997 and Note 11 for which the date is September 18, 1997 on our audits of the financial statements of Interlink Computer Sciences, Inc. as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997, which reports are included in this Annual Report on Form 10-K.


San Jose, California
September 29, 1997